CONSULTING PERFORMANCE AGREEMENT

This Consulting Performance Agreement (the "Agreement") is by and between OnFolio LLC, a Delaware limited liability company ("OnFolio") having an email address of contact@onfolio.co, and Onfolio JV III LLC, a Delaware LLC having an email address of onfoliojv3@gmail.com ("S.P."). This Agreement is effective upon the second OnFolio and S.P. execute this Agreement (the "Effective Date") and OnFolio and S.P. shall each be referred to from time to time as a "Party" and collectively as the "Parties".

WHEREAS, S.P. desires to purchase a domain name and connected website primarily focused on displaying articles, blog posts, pages and other formats of content (a "Content Site") as an on-going concern;

WHEREAS, S.P. desires to contract with OnFolio to assist with the purchase of the Content Site as well as the operation of the Content Site post-purchase;

WHEREAS; OnFolio is in the business of providing the above-contemplated services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the sufficiency of which is hereby acknowledged by the Parties, the Parties agree as follows:

1. Services
   a. Acquisition of Content Site. OnFolio shall assist S.P. with S.P.'s identification

and acquisition of a Content Site. OnFolio's services in connection with the foregoing shall consist of general advisory services and shall not include any financial, legal or other professional services that may be required in connection with the acquisition of a Content Site. S.P. shall be responsible for all expenses related to the acquisition of the Content Site, including the purchase price.

   b. Management of Content Site. Upon S.P.'s acquisition of the Content Site,

OnFolio shall provide the following services to S.P. in connection with the Content Site:

      i. Ongoing growth strategy for the Content Site;
      ii. Ongoing maintenance for the Content Site;
      iii. Ongoing tracking of revenue analytics for the Content Site; and
      iv. Ensure timely payments to S.P. of monies generated by the Content Site where S.P. doesn't receive such monies directly.

   c. Methods. The services contemplated in Section 1(b) above shall be sufficient

to maintain the Content Site as a functional and operational website on a day-to-day basis. OnFolio shall utilize its proprietary growth strategies as part of the management services it provides, the foundation of which rest on the Content Site's placement on page one (1) of Google, in multiple categories, as well as through social media marketing and where pertinent, the use of paid advertisements.

2. Fees and Payment.
   a. Site Acquisition Fee. OnFolio shall be entitled to a success fee of One Thousand U.S.

Dollars ($1,000.00) upon the consummation of S.P.'s Content Site acquisition ("Content Site Acquisition"), with such amount payable by S.P. within five (5) days of the Content Site Acquisition.

b. Management Fee. Commencing on the first day of the month following the month the Content Site Acquisition occurred in, OnFolio shall be entitled to a monthly management fee, consisting of a baseline amount and an incentive amount in accordance with the following:

i. Baseline Fee.

1. OnFolio shall receive a monthly management fee ("Management Fee") consisting of $3,000.

2. The Management Fee shall be payable in arrears, with OnFolio invoicing for the Management Fee at the end of each month and such invoice due upon receipt.

ii. Incentive Fee.

1. OnFolio shall receive a monthly incentive fee ("Incentive Fee") in an amount equal to fifty percent (50.0%) of the amount that the net profit of the Content Site exceeds the baseline profit of the Content Site each month. The Incentive Fee shall be calculated for each month independent of every other month. The baseline profit shall be $16,500

2. The Incentive Fee shall be payable in the month following the month that the corresponding profit is earned by S.P, with OnFolio invoicing for the Incentive Fee in such following month and such invoice being due upon receipt. For purposes of the Incentive Fee, the determination of when S.P. has earned profit will be made on an accrual basis as opposed to a cash basis, regardless of how S.P. recognizes income for governmental reporting purposes.

c. Exit Fee. In the event of the sale of the Content Site, Onfolio shall be entitled to a success fee ("Exit Fee") equal to fifty percent (50.0%) of the amount that the net sales price exceeds the price that S.P. paid for the acquisition of the Content Site. The "net sales price" shall be the price that the Content Site sells for less legal fees, broker's fees and escrow fees. The Exit Fee shall be paid directly to OnFolio as a disbursement at the closing of the sale of the Content Site.

3. Term. The term of this Agreement shall commence on the Effective Date and terminate upon either Party's written notice to the other via the email addresses listed on page 1. Upon termination of this Agreement, OnFolio shall only be entitled to payments for services it provided prior to the termination date, provided, however, that (a) if the Content Site is sold within seventy-five (75) days of the termination of this Agreement or (b) S.P. is in active discussions to sell the Content Site at the time of the termination of this Agreement and such sale is ultimately consummated, OnFolio shall be entitled to payment of the Exit Fee.

4. Content Site Logistics

a. The Content Site will be owned solely by S.P. and all rights associated with the Content Site, including revenues generated by the Content Site ("Content Site Monies"), will be the sole property of S.P. Revenues are typically generated from banner ads, static block ads, rented ad space, Google AdSense, subscription based directory listings, lead generation and other various types of ads/referral fees. Revenues are tracked via live analytics with shared passcodes available to S.P. and OnFolio, and via monthly reports from OnFolio. This includes Google Analytics, Amazon Associates (where appropriate) and any other traffic or monetization tracking used.

b. All expenses of the Content Site will be the responsibility of S.P., and the intention is to satisfy them from Content Site Monies (examples of such expenses are hosting costs, content creation and marketing). The fees owed to Onfolio under this Agreement are an expense of the Content Site.

c. S.P will have access to the Content Site, its hosting, and all necessary passwords and logins to cover an "act of God" scenario where the death(s) of members of OnFolio and/or its employees requires S.P to take full control of the Content Site.

5. Disclaimer; Limitation of Liability. OnFolio is providing the services under this Agreement on an as-is basis and is not warranting or guaranteeing the financial performance of the Content Site, its investment qualities or any other aspect of the Content Site. All financial decisions, including the decision to purchase the Content Site, are made by S.P. in its sole discretion. In no event shall OnFolio be liable for any direct, indirect, punitive, incidental, special or consequential damages arising out of the performance of its services and OnFolio's liability under this Agreement shall not exceed the maximum amount of fees it has been paid under this Agreement in any twelve (12) month period.

6. Indemnification. S.P shall indemnify and hold OnFolio harmless from and against any claims, damages, costs, liabilities and expenses (including reasonable attorney's fees) (a "Loss") arising out of or related to the Content Site (unless such Loss is a result of OnFolio's negligence, willful misconduct or fraudulent behavior) or a breach of this Agreement by S.P.

7. Miscellaneous
   a. Independent Contractor Status. OnFolio will render and perform the services under this Agreement as an independent contractor and nothing contained in this Agreement will, or is intended to, create a partnership, agency, employer/employee, affiliate or joint venture arrangement between the Parties.
   b. Entire Agreement; Severability. This Agreement contains the complete and entire understanding and agreement of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, conditions and agreements, oral or written, express or implied, respecting the engagement of Advisor in connection with the subject matter hereof. The individuals executing this Agreement for the parties hereto represent and warrant that they are authorized to enter into this Agreement on behalf of such parties. To the extent that any term or provision of this Agreement is held to be unenforceable then such term and all of the other terms and provisions of this Agreement shall be construed so as to create or provide for, to the fullest extent permitted by law, the same rights and obligations as this Agreement would have created or provided for had such term or provision been enforceable.
   c. Amendment. This Agreement may be amended by a writing executed by both Parties.
   d. Assignment. This Agreement and all obligations and benefits hereunder shall inure to the permitted successor and assigns of the Parties. OnFolio may assign this Agreement in its discretion.
   e. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of Delaware and any dispute arising out of or related to this Agreement will be heard and determined in New Castle County, DE.
   f. Signatures. This Agreement may be executed and delivered by each Party in separate counterparts and by electronic signature.

[Remainder of Page Intentionally Blank; Signature Pages Follow]

The parties have executed and delivered this Agreement as of the date set forth in connection with their signature.

ONFOLIO LLC

DocuSigned by:

By:________________________________
Name: Dominic Wells
Title:

Onfolio JV III LLC

DocuSigned by:

By:________________________________
Name: Dominic Wells
Title: Manager

Date: May 1st 2020